Exhibit 99.1

NEWS RELEASE

Media Contact: Gia L. Oei 603-929-2489	Investor Contact: Carolyn Miller 603-929-2381

Fisher Scientific and Apogent Give Notices of Conversion Right

HAMPTON AND PORTSMOUTH, N.H., June 15, 2004 — Fisher Scientific International Inc. (NYSE: FSH) and Apogent Technologies Inc. (NYSE: AOT) announced today that they have provided conversion-right notices to the holders of Apogent’s Floating Rate Senior Convertible Contingent Debt Securities due 2033 (CUSIP No. 03760AAJ0) (the “Floating Rate Securities”) and Apogent’s 2.25 percent Senior Convertible Contingent Debt Securities due 2021 (CUSIP Nos. 03760AAE1 and 03760AAD3) (the “2.25 percent Securities,” and together with the Floating Rate Securities, the “Securities”). Their right to convert such Securities is a result of the planned merger between Fisher and Apogent.

The companies expect the merger to be completed early in the third quarter if Fisher’s stockholders approve the issuance of shares of Fisher common stock in the merger and Apogent’s stockholders approve and adopt the merger agreement and the merger, and other conditions to the merger, as detailed in the merger agreement, are satisfied. The current conversion price of the Floating Rate Securities is $33.090 per share of Apogent common stock and the current conversion price of the 2.25 percent Securities is approximately $30.492 per share of Apogent common stock.

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Fisher Scientific and Apogent Give Notices of Conversion Right

The notice provides that holders may surrender the Securities for conversion beginning June 16 until 15 days after the effective date of the merger. Accordingly, if the merger occurs on July 1, the conversion right will expire on July 16. Conversions are effective as of the close of business on the date that the Securities are properly surrendered for conversion. In accordance with the terms of the Securities, holders surrendering their Securities before the effective date of the merger will be entitled to receive shares of Apogent common stock. Holders surrendering their Securities after the effective date of the merger will be entitled to receive the corresponding number of shares of Fisher common stock, based on the exchange ratio in the merger of 0.56 shares of Fisher common stock for each share of Apogent common stock.

The Apogent common stock issuable upon conversion of the 2.25 percent Securities before the planned merger would be freely tradable, but the Fisher common stock issuable upon conversion of the 2.25 percent Securities after the planned merger would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act of 1933 is otherwise available.

The Apogent common stock issuable upon conversion of the Floating Rate Securities before the planned merger and the Fisher common stock issuable upon conversion of the Floating Rate Securities after the planned merger would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act of 1933 is otherwise available.

The Bank of New York is the Trustee for the Securities. Copies of the notices of conversion right may be obtained at no charge from Apogent by calling its Director of Investor Relations at 603-433-6131. All questions relating to the mechanics of the conversions should be directed to Bernard Arsenec at the Bank of New York, 212-815-5098.

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Fisher Scientific and Apogent Give Notices of Conversion Right

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher’s customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistrics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

About Apogent Technologies Inc.

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life-science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: Clinical Group and Research Group.

Additional Information About the Merger and Where to Find it

In connection with the proposed merger, Fisher Scientific and Apogent Technologies have relevant materials on file with the Securities and Exchange Commission (SEC), including an effective registration statement on Form S-4 that contains a prospectus and a joint proxy statement. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Fisher, Apogent and the merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher or Apogent with the SEC) free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Fisher may be obtained free of charge by directing such request to: Corporate Secretary, 1 Liberty Lane, Hampton, NH 03842, or from Fisher’s Web site at www.fisherscientific.com. The documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801, or from Apogent’s Web site at www.apogent.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Fisher, Apogent and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Fisher and Apogent in favor of the merger. Information about the executive officers and directors of Fisher and their ownership of Fisher common stock is set forth in the joint proxy statement/prospectus filed on Form S-4, which was declared effective by the SEC on May 21, 2004. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Fisher, Apogent and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

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